Exhibit 10.31

Hawaiian Telcom Confidential

AMENDMENT ONE TO SUPPLY CHAIN SERVICES AGREEMENT

BETWEEN

SPRINT NORTH SUPPLY COMPANY AND HAWAIIAN TELCOM MERGERSUB,

INC.

This Amendment One (“Amendment One”) to the Supply Chain Services Agreement dated December 10, 2004 (“Agreement “) is effective April, 28, 2005 is between Sprint North Supply Company, an Ohio Corporation (“Supplier”) and Hawaiian Telcom MergerSub, Inc., a Delaware Corporation (“Hawaiian Telcom”). Except as otherwise indicated, defined terms in this Amendment One have the same meaning as in the Agreement.

1.	General

Supplier shall provide to Hawaiian Telcom OSP copper cable Product designated as consigned inventory in Section 10 (“Consigned Inventory”) which shall be located at Hawaiian Telcom’s warehouse facility (“Warehouse”) located in Honolulu, Hawaii. Locations may be added or deleted upon mutual agreement.

2.	Hawaiian Telcom Responsibilities

(a)	Hawaiian Telcom shall receive, warehouse, cut to designated length, seal and ship Consigned Inventory on steel or wooden reels to Hawaiian Telcom’s end user Hawaiian Telcom base. Hawaiian Telcom will be responsible for entering all inventory transactions into Supplier’s computer systems described in Section 3(d) below in accordance with the guidelines and instructions issued by Supplier.

(b)	Hawaiian Telcom will not grant any security interest in or permit the creation of any lien or encumbrance upon Consigned Inventory and will not permit any creditor of Hawaiian Telcom to assert any right to or any claim of any kind or nature for Consigned Inventory.

(c)	Hawaiian Telcom shall separate Consigned Inventory from other inventory in Warehouse and shall clearly label Consigned Inventory for easy identification.

(d)	Hawaiian Telcom will perform periodic physical inventories at the direction of Supplier and in accordance with the guidelines and instructions issued by Supplier, provided that Hawaiian Telcom shall not be obligated to conduct such inventories more than once in a calendar year.

3.	Supplier Responsibilities

(a)	Supplier will identify and purchase from Hawaiian Telcom current supplier of Consigned Inventory existing consigned inventory (i.e., such inventory existing at

Hawaiian Telcom Confidential

Hawaiian Telcom’s Warehouse as of the date this Amendment One is executed by both Parties) that, at Supplier’s reasonable discretion, is deemed by the Supplier to be “good” and “usable” lengths.

(b)	During the term, Supplier shall ship Consigned Inventory to the Warehouse as necessary to maintain adequate inventory levels based on historical demand, forecasts, criteria for consignment eligibility (i.e. Master reel turns) as mutually developed between the parties, and as necessary to meet any applicable Service Levels as mutually agreed upon by parties.

(c)	Hawaiian Telcom shall send orders to Supplier and Supplier shall update Supplier’s computer system located at the Warehouse by allocating such orders to the Consigned Inventory and shall otherwise process the orders for invoicing in accordance with the Agreement.

(d)	Supplier will provide, install, and test at its cost and expense Computer terminals and other equipment at Hawaiian Telecom’s warehouse that will enable Hawaiian Telcom to enter and process the orders through the cut cycle. The Supplier shall retain all ownership interest in the computer terminals and other equipment furnished to Hawaiian Telcom under this Amendment One.

4.	Pricing

Cable requirements and Pricing are outlined in Attachment No. Two, Honolulu Cut Center. Steel Reel Costs are outlined in Attachment No. Three, Steel Reel Replacement Costs. Prices are subject to change quarterly due to fluctuation in copper costs. Current prices at the time of purchase are held firm.

Supplier shall invoice Hawaiian Telcom for all Consigned Inventory ordered by Hawaiian Telcom at the time Hawaiian Telcom enters the order for such inventory into the Supplier equipment described in Section 3(d), and Hawaiian Telcom shall pay such invoices in accordance with Section 10 of the Agreement. For clarity, Supplier shall itemize all Consigned Inventory orders for such month (including type of product, length of cut, and date of order) on the report described in Section 10.3(b) of the Agreement.

5.	Quality Assurance/Inspection

Supplier has the option to audit Consigned Inventory upon forty-eight hours notice to Hawaiian Telcom. Consigned Inventory audits must be conducted during normal business hours or at a specific time mutually agreed to between Supplier and Hawaiian Telcom. Supplier may inspect, count or catalog Consigned Inventory located at Hawaiian Telcom’s facility. Any condition which does not conform to the terms of this Agreement shall be promptly corrected by Hawaiian Telcom.

Hawaiian Telcom Confidential

6.	Title And Risk Of Loss

Title to Consigned inventory shall remain with Supplier until Consigned Inventory has been staged for shipment from Warehouse. Hawaiian Telcom shall be responsible for any and all loss or damage to Consigned Inventory while in the possession Hawaiian Telcom including losses stemming from cutting errors. Title to the Consigned Inventory shall pass to Hawaiian Telcom upon Hawaiian Telcom’s staging of Consigned Inventory for shipment from Warehouse. For the purposes of this Section, Staging shall be when Consigned Inventory is cut by Hawaiian Telcom in preparation of Hawaiian Telcom’s use of such inventory.

7.	Liability For Inventory Discrepancies

Supplier shall notify Hawaiian Telcom of any discrepancy discovered during a Consigned Inventory audit. If Supplier demonstrates that Supplier has not received payment for any Consigned Inventory no longer located at the Warehouse, Supplier shall invoice Hawaiian Telcom for such Consigned Inventory. Payment shall be due to Supplier within thirty (30) days after the receipt of Supplier’s invoice.

8.	Insurance

Upon request by Supplier, Hawaiian Telcom shall provide certificates of insurance from insurance companies acceptable to Supplier representing comprehensive general liability insurance and property insurance policies with appropriate property casualty coverage that include liability coverage for such amounts and against such loss or damage from such hazards and risks as is usually carried by companies owning properties similar to the Warehouse and operating in the same general areas in which Hawaiian Telcom operates. Hawaiian Telcom shall provide to Supplier written notice at least ten (10) days prior to any cancellation or lapse of any such policy of insurance.

9.	Scrap

Supplier’s minimum scrap length for all Consigned Inventory shall be one hundred (100) feet. Once individual Consigned Inventory lengths fall below the one hundred (100) foot minimum, Consigned Inventory shall be removed from the reel and placed in the scrap containers provided by Supplier. Full scrap containers shall be returned to Supplier at Supplier’s expense. Hawaiian Telcom shall arrange for the loading of scrap containers on Supplier’s carrier at designated Warehouse locations; however, Supplier’s agent or subcontractor shall be responsible for properly securing scrap containers before leaving Hawaiian Telcom’s Warehouse. Supplier shall provide scrap containers as required.

10.	Inventory Taxes

Supplier shall be responsible for all local or federal taxes on Consigned Inventory located at Hawaiian Telcom’s Warehouse.

Hawaiian Telcom Confidential

11.	Termination

Upon termination of the Agreement for convenience, Hawaiian Telcom may either return to Supplier as outlined in Attachment No. Four, Steel Reel Return Policy or purchase any remaining Consigned Inventory at the Warehouse. If Hawaiian Telcom elects to purchase all or a portion of the Consigned Inventory upon termination, Supplier shall invoice Hawaiian Telcom for such Consigned Inventory upon termination and payment shall be due to Supplier within thirty (30) days after the receipt of Supplier’s invoice. In the event of Termination for Cause, the non-terminating party is responsible for any associated freight and/or shipping charges related to remaining Consigned Inventory.

12.	Consigned Inventory

The parties agree that the Consigned Inventory listed in Attachment No. Two Cable Requirements will be available to Hawaiian Telcom at the Warehouse as of the date of Parties mutually defined inventory audit prior to close as outlined in Attachment No. One Audit Process with current third party and during the Term. Actual Consigned Inventory during the Term may vary as agreed by the Parties. In the event of Termination for Cause, the non-terminating party is responsible for any associated freight and/or shipping charges related to remaining Consigned Inventory.

Except as express1y provided in this Amendment One, all terms of the Agreement applicable to “Products” shall be applicable to Consigned Inventory, and all services provided by Supplier under this addendum shall be deemed “Services” under the Agreement.

SIGNED:

SPRINT NORTH SUPPLY COMPANY		HAWAIIAN TELCOM MERGERSUB, INC.

(Signature)	/s/ John Campanelli	(Signature)	/s/ Harvey Plummer

(Name)	John Campanelli	(Name)	Harvey Plummer

(Title)	Vice President-Field Sales and Client Solutions	(Title)	SVP Operations

(Date)	May 3, 2005	(Date)	April 29, 2005